THE GABELLI EQUITY TRUST INC.
EXHIBIT TO ITEM 77C

	The Annual Meeting of Shareholders of The Gabelli Equity Trust Inc. (the "Equity Trust") was held on May 15, 2000. The following proposals were submitted for a vote of the shareholders:

1.	(a) To elect four Directors of the Equity Trust, three to be elected by the holders of the Equity Trust's Common Stock and the holders of its 7.25% Cumulative Preferred Stock ("Preferred Stock"), voting together as a single class, and one to be elected by the holders of Preferred Stock voting together as a separate class.:

	With respect to the proposal relating to the election of four Directors of the Equity Trust, the following votes and percentages were recorded:





For

Withholding
Authority
Percent Represented
at the Meeting
Voting in Favor
(Common and Preferred Shareholders voting as a single Class
Anthony J. Colavita
100,567,720.46
1,057,480.95
98.96%
Karl Otto Pohl
100,461,071.81
1,164,129.61
98.85%
Anthony R. Pustorino
100,690,590.08
934,611.34
99.08%






For

Withholding
Authority

(Preferred Shareholders voting as a single class)
James P. Conn
4,874,105.00
19,338.00
99.60%

	The remaining Directors in office are: Mario Gabelli, Thomas E. Bratter, Felix J. Christiana, Frank J. Fahrenkopf, Jr. and Salvatore Zizza.

	2.	To ratify the selection of PricewaterhouseCoopers LLP as
        the independent accountants of the Equity Trust for the year ending December 31, 2000.

	With respect to the proposal relating to the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Equity Trust for the year ending December 31, 2000, the following votes and percentages were recorded:

(Common Stock and Preferred Stock Entitled to Vote Together as a Single Class)

	    For				Against			Abstain
	100,729,455			298,125			545,648
	(89.30%)
g:\shared\clients\gabglbmm\misc\nsarex4.doc